                                                                  EXHIBIT 99.g11

                                  AMENDMENT TO
                      FUTURES AND OPTIONS ACCOUNT AGREEMENT
                                       And
                 REGISTERED INVESTMENT COMPANY CUSTODY AGREEMENT

This Amendment, effective May 12, 2006, shall serve as an amendment to the
Futures and Options Account Agreement, dated November 21, 1995 and Registered
Investment Company Custody Agreement dated February 6, 2006 by and between each of the American Century Quantitative Equity Funds, severally and not jointly, listed on Schedule A (each hereinafter referred to in its individual capacity as
"Customer"), and GOLDMAN, SACHS & CO. ("Goldman").

The Schedule A to the Agreement shall be amended to add the following fund(s):

                              NT Equity Growth Fund
                              NT Small Company Fund

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on behalf by a duly authorized representative as of the aforementioned day and year.

Customer:         American Century Quantitative Equity Funds on behalf of each entity shown on Schedule A (each individually as Customer)

                  By:     /s/ Charles A. Etherington
                          ------------------------------

                  Title:  Vice President
                          ------------------------------

                               AMENDED SCHEDULE A
                               ------------------

                               Dated: May 12, 2006

To Futures and Options Account Agreement dated November 21, 1995

To Registered Investment Company Custody Agreement dated February 6, 2006 ("RICC").

AMERICAN CENTURY QUANTITATIVE EQUITY FUNDS

Equity Growth Fund (157-35528)
Income and Growth Fund (157-35529)
Disciplined Growth Fund (157-26227)
Small Company Fund (157-51091)
Long-Short Equity Fund
NT Equity Growth Fund
NT Small Company Fund